Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
August 2, 2006	Debra J. Richardson, Sr. Vice President
(515) 273-3551, drichardson@american-equity.com
John M. Matovina, Vice Chairman
(515) 457-1813, jmatovina@american-equity.com
D. J. Noble, Chairman
(515) 457-1705, dnoble@american-equity.com
Julie LaFollette, Investor Relations
(515) 273-3552, jlafollette@american-equity.com

American Equity Upgraded to “A-” (Excellent) by A.M. Best

WEST DES MOINES, Iowa (August 2, 2006) — American Equity Investment Life Holding Company (NYSE: AEL), today reported that A.M. Best Company, the primary rating agency for the insurance industry, upgraded its financial strength rating to “A-” (Excellent), with a stable outlook.

This event caps several years of work by the Company to regain the “A-” rating initially assigned to it in 1997.  The rating was adjusted to B++ in 2002 during a period of rapid growth.  Beginning with its initial public offering in December 2003, American Equity raised over $750 million in new capital to support its continued growth in a series of transactions including both private and public offerings.  Today its total capitalization stands at over $1.1 billion and its capital ratio under A.M. Best’s criteria is at the highest level of the agency’s rating guidelines.

In addition, American Equity maintained or achieved numerous financial targets, including among others:

•              Growth in total assets to over $14 billion at December 31, 2005

•              58% cumulative annual growth rate in operating earnings for 2000-2005

•              16% return on average equity based on operating earnings for 2005

•              Very high credit quality of invested assets with 99% of bonds rated investment grade

•              No. 2 all-time writer of index annuity products through December 2005

Commented David J. Noble, Chairman, CEO and President of American Equity, “We believe we have always operated as an A level company.   Receiving recognition of this from A.M Best is among the highlights of my 50 years in the insurance business.  I’m very proud of the company and of my corporate partners on American Equity’s management team.  None of this would be possible without the commitment of entire American Equity staff and our first-class distribution force of 52,000 independent agents.”

ABOUT AMERICAN EQUITY

Founded in 1995, American Equity Investment Life Holding Company is a full -service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 290 employees and approximately 52,000 agents selling its products in 50 states and District of Columbia.

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